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EXHIBIT 4.3

AGREEMENT

        THIS AGREEMENT made as at the 1st day of August, 2000

BETWEEN:

    Kent Wingerak, an individual residing at 1518 Lighthall Court, North Vancouver, B.C., V7G 2H5

    (hereinafter referred to as the "Employee")

    OF THE FIRST PART,

AND:

    Peace Arch Productions Inc., a corporation incorporated under the laws of the Province of British Columbia and having its head office at #302, 1132 Hamilton Street, Vancouver, B.C., V6B 2S2

    (hereinafter referred to as the "Employer")

    OF THE SECOND PART.

        WHEREAS the Employee is presently employed, or is about to be employed, by the Employer in a position of confidence and trust and under conditions where he has or may have access to technical, confidential and secret information regarding the existing or contemplated business of the Employer;

        AND WHEREAS the Employee recognizes that as part of the duties of his employment, all ideas and suggestions of interest to the Employer, conceived or made by him while he is employed by the Employer shall be made available to the Employer;

        AND WHEREAS the Employer is associated as subsidiary, affiliate, associate or parent with corporations and unincorporated business enterprises, the number of which varies from time to time but all of which during all pertinent times have common business interests either through ownership or agreement (hereinafter all of such corporations and incorporated business enterprises are referred to collectively as the "Employer");

        AND WHEREAS the Employer is desirous of employing the Employee to provide the services outlined and described in Schedule "A" hereto in connection with the business carried on by the Employer, consisting principally of the production and/or distribution of film and video programming and including certain other business activities relating thereto (the "Business");

        AND WHEREAS during the course of the Employee's employment with the Employer, the Employee will be introduced to, have contact with, and his services may be solicited by, one or more of the clients of the Employer;

        AND WHEREAS the Employee may be trained by the Employer to perform services in connection with the Business and through such training the Employee will acquire knowledge, experience and expertise, as well as detailed knowledge of the Employer's confidential customer and supplier lists and information, marketing techniques, price lists, trade secrets and other property which is and shall be the property of the Employer, and the disclosure, loss or, unauthorized use of which would substantially harm the Business;

        NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements of the parties contained herein, the sum of one dollar paid by each party hereto each of the other parties hereto and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), it is agreed as follows:

ARTICLE ONE—AGREEMENT

        1.1  Termination of Prior Agreements. This Employment Agreement, from and after the date hereof, supersedes and takes the place of any other contracts of the same nature heretofore existing between the parties hereto.

ARTICLE TWO—EMPLOYMENT

        2.1  Employment. Subject to the terms and conditions contained herein, the Employer agrees to employ the Employee and the Employee agrees to be employed by the Employer in its Business and will have the title of "Executive Vice-President of Peace Arch Productions."

        2.2  Conform with Directions and Policies. During his employment with the Employer, the Employee shall in all respects conform to and comply with the directions and policies of the Employer communicated to the Employee, perform each of the duties assigned from time to time by the Employer to the best of his skill and ability, faithfully and diligently serve the Employer, use his best efforts to promote the interests and reputation of the Employer and devote his full working time, attention and energies to the Business of the Employer. Without restricting the generality of the foregoing, the Employee's duties and other conditions of employment shall initially be as set out in Schedule "A" attached hereto.

        2.3  Termination of Employment. The Employee's employment may be terminated:

  (a)
  by the Employer,

  (i)
  for just cause at any time by the Employer without notice and without any payment in lieu of notice. The effective date of termination may be the date that such cause occurred. "Just Cause" includes, without limitation, any misconduct by the Employee, any willful breach or non-observance by him of any of the conditions or obligations of this agreement, any neglect or refusal by him to carry out any of his duties hereunder, any negligent performance of such duties, any insubordinate or insulting behaviour towards the Employer, its officers and clients; or

  (ii)
  without cause after January 31, 2002, upon giving the notice referred to in the Employment Standards Act (British Columbia) and successors thereto;

and the Employee hereby waives any claim to further notice or compensation and the Employee agrees that the foregoing notice period(s) are deemed conclusively to be reasonable notice of termination.

  (b)
  by the Employee, upon the Employee giving the Employer one (1) month written notice.

        2.4  Employee not to Engage in Other Employment. The Employee agrees not to engage or be interested, directly or indirectly, in any other business or employment during the term of this employment, except with the specific permission of the Employer, given in writing.

ARTICLE THREE—REMUNERATION AND BENEFITS

        3.1  Remuneration. During the Employee's employment with the Employer the Employee shall be entitled to receive the following remuneration:

  (a)
  a salary of $90,000 per annum worked, payable semi-monthly, commencing October 1, 2000;

  (b)
  such remuneration as the Employee and the Employer may agree to in writing from time to time;

  (c)
  performance bonuses as outlined in Schedule "B" attached hereto;

  (d)
  stock options to be agreed from time to time in accordance with the Company's stock option plan in addition to those initially granted pursuant to a Stock Option Agreement dated July 27, 2000;

  (e)
  a monthly car allowance in the amount of $750, commencing October 1, 2000, as well as reimbursement of gas, insurance, parking and minor maintenance costs to a maximum annual limit of $3,000;

  (f)
  reimbursement of membership dues to the CICA, Institute of Chartered Accountants of BC, and the Institute of Chartered Accountants of Saskatchewan; and

  (g)
  reimbursement of monthly cellular telephone expenses.

        3.2  No Right to Sue. The Employee shall have no further right to sue the Employer for damages or additional wages or benefits other than as set out herein.

        3.3  Adjustment of Remuneration. The Employer and the Employee may from time to time, by mutual written agreement, adjust the amount of the salary referred to in Section 3.1 hereof without changing the interpretation of any of the other provisions of this Agreement.

        3.4  Redefinition of Employment. The Employer and the Employee may from time to time by mutual written agreement redefine the job title, description, place of employment, functions and/or responsibilities of the Employee without changing any of the rights or obligations of the parties hereto.

        3.5  Reimbursement of Expenses. The Employee shall be reimbursed by the Employer for all business expenses actually and properly incurred by the Employee in connection with his duties under this Agreement in accordance with the normal policy of the Employer. The reimbursement of expenses shall be subject to the provision by the Employee to the Employer of receipts, statements and vouchers to the satisfaction of the Employer.

        3.6  Benefits. The Employer shall, in its sole discretion, make available to the Employee the benefits it makes available to other Employees from time to time. For greater certainty, such benefits shall include health care, life and disability insurance and sick leave, provided that such participation shall be subject to the terms and limitations established from time by the Employer.

        3.7  Bonus. In addition to the remuneration described in Paragraph 3.1 above, the Employee may be entitled to receive bonuses in the form of participation in such profit sharing, stock purchase and stock option plans as may be instituted by the Employer from time to time. The Employee understands and agrees that the amount of such bonus, entitlement to and payment of any bonuses is entirely within the sole and arbitrary discretion of the Employer.

ARTICLE FOUR—VACATION

        4.1  Vacation Entitlement. The Employee shall be entitled to vacation period of four (4) weeks with pay, at the end of each twelve-month period of employment of the Employee, to be taken as per company policy as communicated to the employee.

ARTICLE FIVE—EMPLOYEE COVENANTS

        5.1  Covenants of the Employee. The Employee covenants both during and after employment with the Employer as follows:

  (a)
  that, except in fulfillment of his duties hereunder, he shall not enter into any contract on behalf of, or in the name of, the Employer, and shall not pledge the credit of the Employer;

  (b)
  that he shall not at any time be guilty of any act or conduct causing or calculated to cause damage or discredit to the reputation or business of the Employer;

  (c)
  that as soon as notice of termination of employment has been given by either party and or his employment with the Employer shall terminate, whichever is the earlier, he shall deliver up to the Employer all books, records, printouts, lists, notes and other documents or copies thereof relating to the business of the Employer which may be in his possession or directly or indirectly under his control;

  (d)
  that he shall not at any time during and/or after employment use for his own interest and shall not release directly or indirectly to anyone any information concerning the Employer's business practices, operations, procedures, policies, budget, products, financial information, client names, suppliers, etc., which the Employer shall deem confidential or against its business interests; and

  (e)
  the Employee further acknowledges that the information found in the Employer's books, records, printouts, lists, notes, or any other documents or copies thereof relating to the business of the Employer is the exclusive property of the Employer and can only be used for the benefit of the Employer.

ARTICLE SIX—INCAPACITY

        6.1  Incapacity of Employees. Notwithstanding any other provision in this Agreement, where during the term of this Agreement the Employee by reason of his mental or physical condition (an "Incapacity") is unable, in the sole opinion of the Employer (acting reasonably), to perform his duties hereunder and such Incapacity shall continue for a period of more than two (2), consecutive or non-consecutive months within a twelve (12) month period, the Employer shall hereafter have the right, on not less than two (2) weeks' written notice to the Employee, to terminate this Agreement and the Employee's employment. In such case the Employee shall have no claim for wages or damages against the Employer, except for the payment of his full salary to the date of termination.

ARTICLE SEVEN—GENERAL CONTRACT PROVISIONS

        7.1  Governing Law. The terms of this Agreement are governed under the laws of the Province of British Columbia and as such it is considered a contract of employment.

        7.2  No Related Party Dealings. The Employee shall not be allowed to deal on behalf of the Employer with any company in which he or his immediate family has an undisclosed financial interest.

        7.3  Notice. Any notice to be given by either party hereunder may be validly given if sent by registered mail, postage prepaid, addressed to the other at the respective addresses given below:

if to the Employer:	#302, 1132 Hamilton Street Vancouver, B.C. V6B 2S2
if to the Employee:	1518 Lighthall Court North Vancouver, B.C. V7G 2H5

        7.4  Language. The parties acknowledge that they have required this agreement to be drawn in the English language.

        (Les parties reconnaissent qu'ils ont exigé que la présente entente soit rédigée en langue anglaise).

        7.5  Survival. The representations, warranties and covenants of the Employee and Employer contained in this Agreement shall survive any termination of the Employee's employment with the Employer.

        7.6  Severability. If any covenant or provision contained herein is determined to be void, invalid or unenforceable in whole or in part for any reason whatsoever, it shall not be deemed to affect or impair the validity or enforceability of any other covenant or provisions hereof, and such unenforceable covenant or provisions or part thereof shall be treated as severable from the remainder of this Agreement.

        7.7  Entire Agreement. This Agreement and any schedules attached hereto constitutes the whole of the agreement between the parties. There are no collateral representations, agreements or conditions not specifically set forth herein. The Employee acknowledges that any express representations not contained in this Agreement, made negligently, innocently or otherwise to the Employee, by the officers, directors, employees or agents of the Employer, whether acting with actual or ostensible authority or otherwise, and whether such representations are made prior to, on or subsequent to the date hereof, have been, are or shall be so made without responsibility on the part of the Employer, its officers, directors, employees or agents, for any tortious liability, economic losses, non-pecuniary losses or other damages. The Employee also further acknowledges and agrees that any representations that may by implication arise as a result of the past, present or future interactions of the Employer and the Employee, shall not attribute or import any tortious liability to the Employer, its officers, directors, employees or agents.

        7.8  Amendments. No modification, amendment or variation hereof shall be of effect or binding upon the parties hereto unless agreed to in writing by each of them and thereafter such modification, amendment or variation shall have the same effect as if it had originally formed part of this Agreement.

        8.0  Employee's Acknowledgment. The Employee acknowledges that he has read and understands the foregoing and that the Employer has advised him that this Agreement substantially alters and supersedes the Employee's rights at common law. The Employee specifically acknowledges that the Employer has advised him to seek independent legal advice prior to executing this Agreement.

        IN WITNESS WHEREOF the parties have duly executed this Employment Agreement this 8th day of March 2001 to have effect as and from the date first above written.

SIGNED, SEALED AND DELIVERED by	)
Kent Wingerak in the presence of:	)
)
	)	/S/KENT WINGERAK
Name	) ) )	Kent Wingerak
Address	) ) )
) )
Occupation	) )
THE COMMON SEAL OF Peace Arch Productions Inc. was hereunto affixed in the presence of:	) )
/S/TIMOTHY GAMBLE Authorized Signatory	) ) ) )	C/S
)
Authorized Signatory	) )

Schedule "A"
JOB DESCRIPTION
 "Executive Vice President of Peace Arch Productions"

JOB SUMMARY

The responsibilities of the position include but are not limited to:

  •
  Liaison with other domestic and international producers, distributors and broadcast entities for the purposes of identifying the business and production opportunities for Peace Arch;
  •
  Complement the initiation, analysis, structuring and negotiation of Peace Arch's film and television investment/production opportunities in concert with existing Peace Arch personnel
  •
  Provision of Executive Producer services on specified film and television properties overseeing development, financing, pre-production, production and distribution activities;
  •
  Assist in researching, exploring and developing relationships with key domestic broadcasters, including potential out-first look arrangements;
  •
  Assist in the identification of additional sources of corporate financing for the purposes of injecting additional capital into Peace Arch's operations;
  •
  Liaison with various government and industry representatives responsible for film and television production subsidies and/or incentives; and
  •
  Assist in the identification of new business development and opportunities including the analysis of value added benefits these may create for the existing operation of Peace Arch.

RELATIONSHIPS

Reports to	Timothy Gamble, President of Peace Arch Entertainment

PERSON REQUIREMENTS

Knowledge	Knowledge of tax credit and other government incentive programs as well as treaty co-production requirements Knowledge of film industry procedures, accounting and funding
Behaviors/Skills	Superior organizational skills Effective interpersonal skills, internally and externally Self motivated, team player Ability to supervise and motivate subordinates Personal integrity

        The job description was prepared August 1, 2000. The above job description may be amended periodically as determined necessary by management and through discussions with the incumbent, to reflect the dynamic nature of the position.

Schedule "B"

1.
Employee will have the opportunity to earn a bonus of up to one half of his base salary upon attaining certain specified objectives. These objectives will be established and agreed to annually. During the initial year, Employee will earn 25% of his bonus upon the successful completion of Now and Forever and 25% of his bonus upon the successful completion of The Impossible Elephant.

2.
In the event that Employee initiates and is substantially involved in bringing new film or television projects to Peace Arch, he will be entitled to a further bonus, to be mutually approved and negotiated in good faith, of up to 1% of the production budget (payable out of the budget). A portion of this additional bonus can, with the agreement of both parties, be satisfied by the grant of stock options. Employee shall be entitled to receive an "Executive Producer" credit on such shows.

3.
Employer and Employee will meet periodically (but in any event not less than once per month) to review performance objectives and to identify film or television projects which may be the subject of paragraph two above. No single project will have the effect of creating bonus entitlement under both of paragraphs one and 2 above.

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EXHIBIT 4.3 AGREEMENT